Exhibit 99.1

BIOLASE Reports Second Quarter 2019 Results

–Second Quarter Gross Margin Increased Almost 370 Basis Points Year-Over-Year

–Second Quarter Operating Loss Decreased 29% Year-Over-Year

IRVINE, Calif., August 8, 2019 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today reported net revenue of $8.7 million for the second quarter ended June 30, 2019, a decrease of 29% compared to the second quarter of 2018.

Second Quarter Highlights

•	New customer growth, reduced expenses and a favorable change in product mix led to gross margin expansion of almost 370 basis points
•	Operating expenses decreased 25% year over year
•	Operating loss decreased 29% year over year
•	U.S. consumables and other revenue increased 2% year over year
•	Model market laser revenue, which includes Southern California and Dallas/Ft. Worth, increased 31% year over year

“Our second quarter performance reflects the impact of changes we made to drive our go-to-market strategy and strengthen the long-term growth prospects and profitability of our business,” said Todd Norbe, President and Chief Executive Officer. “We are realigning our direct sales team to achieve these goals and have added new sales talent by actively recruiting through a new assessment process to hire the right personnel.  During the second quarter, we also discontinued our imaging business that was selling at a loss and took steps to hold pricing and eliminate extended payment terms in our international business.”

“At the same time, we saw continued growth in our Model Market revenue, which increased 31% year over year in the second quarter. We had great success with a new go-to-market sales strategy that we rolled out to the pediatric markets in Los Angeles/Orange County and Dallas. For this new program, we increased training and collaboration with the customer that resulted in a more than 60% increase in our customer acquisition. We expect to roll out this initiative in additional select geographic areas in the U.S. in the fourth quarter and are optimistic about this exciting new sales program, which is about putting education first.”

“Through the prudent cost reductions, we were able to reduce our operating expenses by 25% and increase gross margin by almost 370 basis points in the second quarter despite lower revenue. The combination of our revenue-driving initiatives, improved gross margin and operating performance positions us well to being EBITDA positive in the fourth quarter of this year.”

2019 Second Quarter Financial Results

Net revenue for the second quarter of 2019 was $8.7 million, a decrease of $3.5 million, compared to net revenue of $12.2 million for the second quarter of 2018. U.S. laser revenue was $2.9 million for the second quarter of 2019, a $1 million decrease compared to U.S. laser revenue of $3.9 million for the second quarter of 2018. U.S. consumables and other revenue for the second quarter of 2019, which consists of revenue from consumable products such as disposable tips, increased 2% compared to the second quarter of 2018. Outside the U.S., laser revenue declined to $2.0 million for the second quarter of 2019 compared to $4.0 million for the second quarter of 2018, primarily due to generating an order backlog from international distributors as we continue to seek more favorable pricing and payment terms.

Gross margin for the second quarter of 2019 was 39%, compared to 35% for second quarter of 2018. The higher gross margin reflects new customer growth, reduced expenses and a favorable change in product mix with an increase in laser sales, which have a higher margin than the Company’s other product offerings. Total operating expenses were $6.7 million for the second quarter of 2019 compared to $9.0 million for the second quarter of 2018, a decrease of $2.3 million. Operating loss for the second quarter of 2019, was $3.3 million, compared to an operating loss of $4.7 million for the second quarter of 2018, a decrease of $1.4 million year over year. Net loss for the second quarter of 2019 was $3.9 million, or $0.18 per share, compared to a net loss of $4.9 million, or $0.24 per share for the second quarter of 2018.

Cash, cash equivalents, and restricted cash totaled $4.0 million as of June 30, 2019.

Use of Non-GAAP Measures

The Reconciliation of GAAP Net Loss to Non-GAAP Net Loss table at the end of this news release provides the details of the Company’s non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company’s non-GAAP net loss and net loss per share.

The non-GAAP net loss for the second quarter of 2019 was $2.8 million, or $0.13 per share compared with a non-GAAP net loss of $4.1 million, or $0.20 per share for the second quarter of 2018.

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter ended June 30, 2019, and to answer questions. For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 877-407-4019. For international participants outside the U.S./Canada, the dial-in number is 201-689-8337. For all callers, refer to the Conference ID 13687240. To access the live webcast, visit the Investor Relations section of the BIOLASE website at www.biolase.com and see “Investor Events”.

An audio archive of the webcast will be available for 30 days on the Investor Relations section of the BIOLASE website.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 153 patented and 80 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 39,600 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the anticipated roll out of new go-to-market sales strategies, the Company’s efforts to achieve its goal of becoming EBITDA positive. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the "Risk Factors" section of BIOLASE's annual reports filed on Form 10-K with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2019	2018	2019	2018
Net revenue	$8,645	$12,154	$18,971	$22,174
Cost of revenue	5,265	7,846	12,070	14,833
Gross profit	3,380	4,308	6,901	7,341
Operating expenses:
Sales and marketing	3,272	4,657	7,151	8,548
General and administrative	2,511	2,969	4,903	6,006
Engineering and development	1,124	1,361	2,549	2,650
Change in fair value of patent litigation settlement liability	(190)	—	—	—
Total operating expenses	6,717	8,987	14,603	17,204
Loss from operations	(3,337)	(4,679)	(7,702)	(9,863)
Loss (gain) on foreign currency transactions	5	187	48	(20)
Interest expense, net	529	35	1,007	47
Non-operating loss	534	222	1,055	27
Loss before income tax provision	(3,871)	(4,901)	(8,757)	(9,890)
Income tax provision	28	10	42	42
Net loss	$(3,899)	$(4,911)	$(8,799)	$(9,932)

Net loss per share attributable to common stockholders:
Basic	$(0.18)	$(0.24)	$(0.41)	$(0.48)
Diluted	$(0.18)	$(0.24)	$(0.41)	$(0.48)
Shares used in the calculation of net loss per share:
Basic	21,595	20,538	21,366	20,504
Diluted	21,595	20,538	21,366	20,504

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	December 31,
	2019	2018
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,720	$8,044
Restricted cash	312	312
Accounts receivable, less allowance of $952 and $850 in 2019 and 2018, respectively	9,740	11,112
Inventory	12,334	12,248
Prepaid expenses and other current assets	952	1,591
Total current assets	27,058	33,307
Property, plant and equipment, net	1,585	1,975
Goodwill	2,926	2,926
Other assets	793	308
Total assets	$32,362	$38,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,878	$5,953
Accrued liabilities	4,899	7,538
Deferred revenue	2,513	2,476
Total current liabilities	13,290	15,967
Deferred income taxes, net	72	77
Warranty accrual	735	447
Other liabilities	1,145	100
Term loan	13,328	10,836
Total liabilities	28,570	27,427
Stockholders’ equity:
Preferred stock, par value $0.001 per share	—	—
Common stock, par value $0.001 per share	22	21
Additional paid-in capital	229,972	228,430
Accumulated other comprehensive loss	(711)	(670)
Accumulated deficit	(225,491)	(216,692)
Total stockholders’ equity	3,792	11,089
Total liabilities and stockholders’ equity	$32,362	$38,516

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(8,799)	$(9,932)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	529	509
Provision for bad debts	111	230
Provision for sales allowance	—	59
Amortization of debt discounts	109	17
Amortization of debt issuance costs	86	25
Stock-based compensation	1,204	1,258
Deferred income taxes	(5)	2
Earned interest income, net	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	1,263	(504)
Inventory	(86)	(1,769)
Prepaid expenses and other current assets	644	105
Accounts payable and accrued liabilities	(1,720)	2,074
Deferred revenue	37	(418)
Net cash and cash equivalents used in operating activities	(6,627)	(8,345)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(125)	(110)
Net cash and cash equivalents used in investing activities	(125)	(110)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	—	(46)
Borrowings under lines of credit	—	1,823
Payments under line of credit	—	(1,823)
Borrowings under term loan	2,500	—
Payments of debt issuance costs	(38)	(87)
Payments of equity offering costs	—	(138)
Proceeds from exercise of stock options	4	2
Net cash and cash equivalents provided by (used in) financing activities	2,466	(269)
Effect of exchange rate changes	(38)	(26)
Decrease in cash, cash equivalents and restricted cash	(4,324)	(8,750)
Cash, cash equivalents and restricted cash, beginning of period	8,356	11,896
Cash, cash equivalents and restricted cash, end of period	$4,032	$3,146
Supplemental cash flow disclosure:
Cash paid for interest	$831	$—
Cash paid for income taxes	$12	$15
Cash paid for operating leases	$414	$—
Non-cash accrual for capital expenditures	$17	$—
Non-cash right-of-use assets obtained in exchange for lease obligation	$824	$—
Warrants issued in connection with debt instruments	$209	$—

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation. Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net loss attributable to common stockholders	$(3,899)	$(4,911)	$(8,799)	$(9,932)
Deemed dividend on convertible preferred stock	—	—	—	—
GAAP net loss	$(3,899)	$(4,911)	$(8,799)	$(9,932)
Adjustments:
Interest expense, net	529	35	1,007	47
Income tax provision	28	10	42	42
Depreciation and amortization	268	246	529	509
Change in fair value of patent litigation settlement liability	(190)	—	—	—
Stock-based compensation	447	557	1,204	1,258
Non-GAAP net loss	$(2,817)	$(4,063)	$(6,017)	$(8,076)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.18)	$(0.24)	$(0.41)	$(0.48)
Deemed dividend on convertible preferred stock	—	—	—	—
GAAP net loss per share, basic and diluted	$(0.18)	$(0.24)	$(0.41)	$(0.48)
Adjustments:
Interest expense, net	0.03	—	0.05	—
Income tax provision	—	—	—	—
Depreciation and amortization	0.01	0.01	0.02	0.02
Change in fair value of patent litigation settlement liability	(0.01)	—	—	—
Stock-based compensation	0.02	0.03	0.06	0.06
Non-GAAP net loss per share, basic and diluted	$(0.13)	$(0.20)	$(0.28)	$(0.40)

BIOLASE, INC.
GAAP Net Revenue Less Imaging Systems
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenue	$8,645	$12,154	$18,971	$22,174
Imaging systems revenue	(63)	(371)	(615)	(954)
Net revenue excluding imaging systems	$8,582	$11,783	$18,356	$21,220